IRON MOUNTAIN

Investor Relations Contact:
Stephen P. Golden
Vice President, Investor Relations
sgolden@ironmountain.com
------------------------
(617) 535-4799

FOR IMMEDIATE RELEASE


   Iron Mountain Incorporated Hosts 11th Annual Investor Day in New York City

      o Company reinforces that it is on track to deliver strong 2008 results; targets solid revenue and OIBDA growth in 2009
            - Full year 2008 revenue and OIBDA guidance reiterated; capital spending guidance lowered
            - Preview of 2009 financial performance provided; Company targeting continued strong 7%-9% internal revenue growth
      o CEO Brennan describes large and expanding market opportunities; says Company uniquely positioned to capitalize; describes how disciplined execution of growth strategy is driving strong financial performance

Boston, MA - October 8, 2008 - Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, hosted the Company's 11th Annual Investor Day today in New York. This annual gathering of Company management, investors and Wall Street analysts features management presentations covering a variety of important topics related to the Company's strategy, execution and financial performance. The company described the large and expanding market opportunities in the information protection and storage services industry and reviewed their operating and financial strategies aimed at capitalizing on these opportunities. The Company reinforced its long-term financial goals and objectives and also provided an outlook on full year 2008 and 2009 financial performance.

The Company is reiterating its revenue and OIBDA guidance for the full year ending December 31, 2008 and lowering its capital spending outlook. This guidance is based on current expectations and does not include the potential impact of any future acquisitions.

For the full year ending December 31, 2008, the Company expects the following (dollars in millions):

                                        Full Year Ending December 31, 2008
                                 ---------------------------------------------

                                     Previous                    Current
                                 -------------------        ------------------
                                  Low          High          Low         High
                                 -------------------        ------------------
Revenues                         $3,050       $3,090        $3,050      $3,090
Operating Income                    478          498           478         498
Depreciation & Amortization              ~295                      ~295

Capital Expenditures                440          480               ~440
Internal Revenue Growth              7%           9%            7%          9%

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Iron Mountain Incorporated Hosts 11th Annual Investor Day / page 2

Within the framework of its long-term financial strategy, Iron Mountain issued its preliminary outlook for its 2009 financial performance. For its full year 2009, the Company expects the following:

      o     Total revenues in the range of $3,180 million to $3,260 million;
      o     Operating income between $490 million and $530 million;
      o     Depreciation and amortization of approximately $330 million;
      o     Capital expenditures of approximately $480 million; and
      o     Total revenue internal growth rate between 7% and 9%.

The above outlook incorporates projected impacts from recent changes in foreign exchange rates. The company currently estimates that the foreign exchange will lower reported revenue and OIBDA growth by about 3% in 2009.

The preliminary guidance also does not include any projected impact from future acquisitions and any potential expenses associated with future acquisitions that would need to be reported under SFAS 141R. The company estimates that acquisitions completed to date in 2008 will have limited net impact on 2009 results, given offsetting effects from the divestiture of the company's product sales business.

In order to further enhance the overall quality of its investor communications, the Company will make an audiocast of its Investor Day presentation available on its website (www.ironmountain.com). Please check the website for details regarding the timing of the posting of the audiocast. The slides that will be presented at the conference will also be posted to the website and available for viewing after 8:30 A.M. on Wednesday, October 8, 2008.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 120,000 corporate clients throughout North America, Europe, Latin American and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

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Iron Mountain Incorporated Hosts 11th Annual Investor Day / page 3

                           Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2008 and 2009 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future legislation, regulations and customer demands relating to privacy issues; (ii) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company's customers' information; (iii) changes in the price for the Company's services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company's services; (v) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company's services or competition for customers;
(vi) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost or potential liabilities associated with real estate necessary for the Company's business; (viii) the performance of business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States; (ix) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; (x) claims that the Company's technology violates the intellectual property rights of a third party; (xi) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company's most recently filed Annual Report on Form 10-K under "Item 1A. Risk Factors". Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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